Exhibit 23.6

January 17, 2006

Board of Directors

Trustcorp Financial, Inc.

100 South Fourth Street

St. Louis, Missouri 63102

Re:	Registration Statement on Form S-4 of Marshall & Ilsley Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 21, 2005, with respect to the fairness, from a financial point of view, to the holders of the common stock of Trustcorp Financial, Inc. (“Trustcorp”) of the right to receive the per share consideration to be paid by Marshall & Ilsley Corporation (“M&I”) in connection with the merger of Trustcorp with and into M&I pursuant to an Agreement and Plan of Merger between Trustcorp and M&I.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Trustcorp in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Trustcorp has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by M&I or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “Background of the Merger”, “Reasons for the Merger and Trustcorp Board Recommendation” and “Opinion of Trustcorp’s Financial Advisor” in, and to the inclusion of such opinion as Annex C to, the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED